Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of Quoin Pharmaceuticals Ltd. of our report dated April 13, 2022 relating to the consolidated financial statements of Quoin Pharmaceuticals Ltd. as of December 31, 2021 and 2020 and for the years then ended and to all references to our firm included in this Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey
April 14, 2022